UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    March 31, 2014

LEUCADIA NATIONAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK
(State or Other Jurisdiction of Incorporation)

1-5721	13-2615557
(Commission File Number)	(IRS Employer Identification No.)

520 MADISON AVENUE, NEW YORK, NEW YORK	10022
(Address of Principal Executive Offices)	(Zip Code)

212-460-1900
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the 2003 Senior Executive Annual Incentive Bonus Plan, as amended (“Bonus Plan”), on March 31, 2014, the Compensation Committee of our Board of Directors certified the 2013 bonus for Joseph S. Steinberg, our Chairman of the Board.  The shareholder-approved Bonus Plan provides for annual incentive bonuses to be paid to Mr. Steinberg in an amount equal to 1.35% of our audited consolidated pre-tax earnings, subject to reduction by the Compensation Committee in its sole discretion.  Athough the maximum amount payable for the 2013 bonus would have been $6,396,381, the Compensation Committee exercised negative discretion and reduced the amount payable by $728,000 to reflect a portion of the unrealized gain recognized in our financial statements relating to the increase in our investment in Jefferies Group LLC (formerly Jefferies Group, Inc.), prior to our combination with Jefferies in March 2013.  As a result, the Compensation Committee certified a 2013 bonus amount for Mr. Steinberg of $5,668,381.  However, since $667,421 of that amount resulted from unrealized 2013 securities gains, the Compensation Committee exercised its discretion and reduced the 2013 bonus amount to $5,000,960, and reserved the ability to reconsider the payment of the $667,421 if those gains are realized in the future.

The Compensation Committee also exercised its discretion and authorized the payment of the $3,826,696 amount certified by the Compensation Committee for the 2012 bonus but not paid to Mr. Steinberg.  As we previously disclosed on a Form 8-K filed with the SEC on March 1, 2013, the Compensation Committee reserved the ability to reconsider the payment of that portion of the 2012 bonus not paid to Mr. Steinberg.  The Compensation Committee decided to authorize this payment in recognition of unrealized securities gains that were realized in 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2014

LEUCADIA NATIONAL CORPORATION

	By:	/s/ Roland T. Kelly
		Name:	Roland T. Kelly
		Title:	Assistant Secretary and General Counsel

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